EXHIBIT 99.1

222 Lakeview Avenue, Suite 1500, West Palm Beach, FL  33401

NEWS RELEASE

CRUZAN INTERNATIONAL, INC. STOCKHOLDERS APPROVE MERGER WITH THE ABSOLUT SPIRITS COMPANY, INCORPORATED

WEST PALM BEACH, FLORIDA – March 17, 2006 – Cruzan International, Inc. (AMEX:  RUM) (“Cruzan”), producer and distributor of the Cruzan line of rums from the Virgin Islands and a leading distiller of rum and brandy, and importer and marketer of premium branded spirits, announced today that Cruzan’s stockholders have voted to adopt the merger agreement under which The Absolut Spirits Company, Incorporated (“ASCI”) will acquire Cruzan. At a Special Meeting held today, shares representing approximately 95.9% of Cruzan’s stock, including 88.5% of the shares not affiliated with ASCI and its affiliates, approved the merger agreement. Cruzan, ASCI and Cruzan Acquisition, Inc., a special purpose subsidiary of ASCI formed for purposes of the merger, entered into a definitive agreement on September 30, 2005, pursuant to which ASCI agreed to pay $28.37 in cash for each issued and outstanding share of Cruzan’s common stock not owned by ASCI. The parties expect to complete the transaction on or about March 22, 2006.

Details of the exchange procedures, including letters of transmittal, will be sent to stockholders after closing.

Cruzan International, Inc. is a major supplier of rum, brandy and wine to the beverage alcohol industry. The Company also produces ultra-premium single-barrel aged rums and tropical rums, vinegar and other alcohol-related products.

Statements contained in this press release, other than historical facts, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. Cruzan intends that such forward-looking statements shall be subject to the safe harbors created thereby. These statements involve various risks and uncertainties, including without limitation those contained in the section entitled “Risks that May Affect Future Results” in Item 7, “Management’s Discussion and Analysis of Financial Condition

and Results of Operations” in Cruzan’s Annual Report on Form 10-K for the fiscal year ended September 30, 2005. As a result, future results may differ materially from the expected results represented by the forward looking-statements contained in this press release.

Contact:                           Ezra Shashoua, Executive Vice President & Chief Financial Officer
William Viggiano, Vice President & Controller
561-655-8977